Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

KushCo Holdings, Inc.

Garden Grove, CA

We consent to the incorporation by reference in the registration statement on Form S-3 of KushCo Holdings, Inc. of our report dated November 28, 2018, except for the effects of the restatement discussed in Note 2 to such financial statements as to which the date is April 11, 2019, included in KushCo Holdings, Inc.’s Annual Report on Form 10-K/A as amended by Amendment No. 1 for the year ended August 31, 2018, with respect to the consolidated balance sheets of KushCo Holdings, Inc., as of August 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended August 31, 2018, which appear in the August 31, 2018 annual report on Form 10-K/A of KushCo Holdings, Inc.

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated July 5, 2017 relating to the financial statements of CMP Wellness, LLC for the fiscal years ended August 31, 2016 and 2015.

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated June 1, 2018 relating to the financial statements of Summit Innovations, LLC for the fiscal year ended February 28, 2018.

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM LLP

Larkspur, CA

April 24, 2019